Exhibit 99.1

Getty Images Announces Delay in Filing Form 10-Q,

Forms Special Committee to Investigate Stock Option Grants

SEATTLE, Wash. – November 9, 2006 – Getty Images, Inc. (NYSE: GYI), the world’s leading creator and distributor of visual content, today announced that its board of directors has established a special committee to conduct an internal investigation relating to the Company’s stock option grant practices and related accounting for stock option grants. This review is being conducted with the assistance of outside legal counsel retained by the special committee.

The Division of Enforcement of the Securities and Exchange Commission (the “SEC”) had earlier notified the Company that it is conducting an informal inquiry into the Company’s stock option grant practices, and has requested that the Company provide the SEC with certain information relating to the Company’s stock option grant practices. The Company is cooperating fully with the SEC in this informal inquiry.

At this time, the special committee has not completed its review of the Company’s stock option grant practices. Until the special committee’s review is complete, the Company will be unable to file its Quarterly Report on Form 10-Q for the period ended September 30, 2006, which will not occur within the prescribed time period for the filing of such Form 10-Q (including the extension under Rule 12b-25). The Company intends to file its Form 10-Q as soon as practicable after the completion of the special committee’s review.

About Getty Images

Getty Images is the world’s leading creator and distributor of visual content and the first place creative professionals turn to discover, purchase and manage imagery. The company’s award-winning photographers and imagery help customers create inspiring work which appears every day in the world’s most influential newspapers, magazines, advertising campaigns, films, television programs, books and Web sites. Headquartered in Seattle, WA and serving customers in more than 100 countries, Getty Images believes in the power of imagery to drive positive change, educate, inform, and entertain. Visit Getty Images at http://gettyimages.com.

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Contact:

Alan Pickerill

Director, Investor Relations

206.925.6355

alan.pickerill@gettyimages.com